                                                                    EXHIBIT 2.03

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                                 LOAN AGREEMENT

                                     BETWEEN

                                   PALM, INC.

                                    as Lender

                                       AND

                                HANDSPRING, INC.

                                   as Borrower

                            Dated as of June 4, 2003

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                               TABLE OF CONTENTS

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ARTICLE 1.        INTERPRETATION.....................................................................................    1

         1.1      Definitions........................................................................................    1
         1.2      GAAP...............................................................................................    1
         1.3      Governing Law......................................................................................    1
         1.4      Construction.......................................................................................    1
         1.5      Entire Agreement...................................................................................    1
         1.6      Calculation of Interest and Fees...................................................................    2
         1.7      Other Interpretive Provisions......................................................................    2

ARTICLE 2.        LOANS..............................................................................................    2

         2.1      Terms..............................................................................................    2
         2.2      Interest...........................................................................................    2
         2.3      Maturity...........................................................................................    2
         2.4      Proceeds of the Loans..............................................................................    2
         2.5      Prepayments........................................................................................    3
         2.6      Other Payment Terms................................................................................    3
         2.7      Loan Account.......................................................................................    4
         2.8      Security; Guaranty; Further Assurances.............................................................    4

ARTICLE 3.        REPRESENTATIONS AND WARRANTIES.....................................................................    4

         3.1      Representations and Warranties of Borrower.........................................................    4
         3.2      Representations and Warranties of Lender...........................................................    5

ARTICLE 4.        CONDITIONS TO EFFECTIVENESS AND EACH LOAN..........................................................    6

         4.1      Conditions to Lender's Obligations to Make the Initial Loan........................................    6
         4.2      Conditions to Lender's Obligation to Make Each Loan................................................    7
         4.3      Covenant to Deliver................................................................................    8

ARTICLE 5.        COVENANTS OF BORROWER..............................................................................    8

         5.1      Affirmative Covenants..............................................................................    8
         5.2      Negative Covenants.................................................................................   10

ARTICLE 6.        EVENTS OF DEFAULT..................................................................................   12

         6.1      Events of Default..................................................................................   12
         6.2      Rights of Lender upon Default......................................................................   13

ARTICLE 7.        MISCELLANEOUS......................................................................................   14

         7.1      Notices............................................................................................   14
         7.2      Expenses...........................................................................................   15
         7.3      Indemnification....................................................................................   15
         7.4      Waivers; Amendments................................................................................   15
         7.5      Successors and Assigns.............................................................................   15
         7.6      Set-off............................................................................................   16
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                               TABLE OF CONTENTS
                                  (CONTINUED)
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         7.7      No Third Party Rights..............................................................................   16
         7.8      Partial Invalidity.................................................................................   16
         7.9      Jury Trial.........................................................................................   16
         7.10     Counterparts.......................................................................................   16
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                                      -ii-

                                 LOAN AGREEMENT

         This LOAN AGREEMENT (this "LOAN AGREEMENT"), dated as of June 4, 2003 is entered into by and between:

                  (1)      PALM, INC., a Delaware corporation ("LENDER"); and

                  (2)      HANDSPRING, INC., a Delaware corporation
                           ("BORROWER").

                                    RECITALS

         A. Lender and Borrower have entered into a Merger Agreement (as defined below) pursuant to which Borrower is to obtain from Lender financing for general corporate purposes.

         B. Lender is willing to provide such financing subject to the terms and conditions of this Loan Agreement.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and of the covenants, conditions and agreements set forth herein, the parties agree as follows:

ARTICLE 1.        INTERPRETATION.

         1.1 Definitions. Unless otherwise indicated in this Loan Agreement, each capitalized term used and not otherwise defined in this Loan Agreement shall have the respective meaning given to that term in Schedule I to this Loan Agreement or in the Merger Agreement if not defined in either this Loan Agreement or in Schedule I.

         1.2 GAAP. Unless otherwise indicated in this Loan Agreement, all accounting terms used in this Loan Agreement shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP.

         1.3 Governing Law. This Loan Agreement and each of the other Loan Documents shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules (except to the extent that the provisions of the California Uniform Commercial Code would cause the laws of another jurisdiction to be applied).

         1.4 Construction. Each of this Loan Agreement and the other Loan Documents is the result of negotiations among, and has been reviewed by, Borrower, Lender and their respective counsel. Accordingly, this Loan Agreement and the other Loan Documents shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender.

         1.5 Entire Agreement. This Loan Agreement, the Merger Documents and each of the other Loan Documents, taken together, constitute and contain the entire agreement of Borrower and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

         1.6 Calculation of Interest and Fees. All calculations of interest and fees under this Loan Agreement and the other Loan Documents for any period shall include the first day of such period and exclude the last day of such period.

         1.7 Other Interpretive Provisions. References in this Loan Agreement and the other Loan Documents to "Articles," "Sections," "Exhibits," and "Schedules" are to articles, sections, exhibits, and schedules herein and hereto unless otherwise indicated. References in this Loan Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. References in this Loan Agreement and the other Loan Documents to laws and statutes mean such laws and statutes as amended from time to time. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Loan Agreement or any other Loan Document refer to this Loan Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Loan Agreement or such other Loan Document, as the case may be. The words "include" and "including" and words of similar import when used in this Loan Agreement or any other Loan Document shall not be construed to be limiting or exclusive.

ARTICLE 2.        LOANS.

         2.1 Terms. (a) Subject to the terms and conditions of this Loan Agreement, including, without limitation, Article 4, at any time after the Initial Availability Date, Lender agrees to advance to Borrower from time to time term loans (each, a "LOAN" and collectively, the "LOANS") in an aggregate principal amount not to exceed the Credit Amount. Each Loan shall be in an amount of at least one million dollars ($1,000,000) or any integral multiple of two hundred fifty thousand dollars ($250,000) in excess thereof, provided that in no event shall such Loan be greater than five million dollars ($5,000,000) and shall be made on the third Business Day after receipt by Lender of a notice of borrowing in the form of Schedule II hereto (the "NOTICE OF BORROWING") in the manner specified in Section 7.1 of this Loan Agreement. Borrower may not reborrow the principal amount of any Loan after repayment or prepayment thereof. If the conditions set forth in Article 4 are satisfied, then Borrower may borrow multiple Loans pursuant to the terms of this Loan Agreement.

         2.2 Interest. Borrower shall pay interest on the unpaid principal amount of the Loans from the date of each such Loan, quarterly on the last Business Day of each calendar quarter, beginning the first such date after a Loan is made until all of the Loans are paid in full, and on the Maturity Date, at a rate per annum equal at all times during each Interest Period to the lesser of the Prime Rate (on the first day of such Interest Period) plus three percent (3.0%) or the maximum rate permitted by law. All computations of such interest shall be based on a year of 365 days for actual days elapsed.

         2.3 Maturity. Unless earlier prepaid, Loans are due and payable on the Maturity Date.

         2.4 Proceeds of the Loans. Borrower shall use the proceeds of the Loans for general corporate purposes.

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         2.5 Prepayments.

                  (a) Terms of all Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Section 2.5(b), a mandatory prepayment required by Section 2.5(c) or a mandatory prepayment required by any other provision of this Loan Agreement or the other Loan Documents, including, without limitation, a prepayment upon acceleration), Borrower shall pay to Lender all accrued interest to the date of such prepayment on the amount prepaid together with all other amounts then due and unpaid hereunder.

                  (b) Optional Prepayments. At its option, Borrower may, upon one (1) Business Days notice to Lender, prepay the Loans in whole, or in part.

                  (c) Mandatory Prepayments. Borrower shall prepay Loans as follows:

                           (i)      In the event of a Disposition by Borrower or
any of its Subsidiaries, Borrower shall prepay Loans in an amount equal to fifty percent (50%) of the aggregate Net Proceeds of such Disposition to the extent that the amount of such Net Proceeds, when aggregated with all Net Proceeds of prior Dispositions taking place after the date of this Loan Agreement, exceeds ten million dollars ($10,000,000); or

                           (ii)     In the event of a Financing Event by
Borrower or any of its Subsidiaries, Borrower shall prepay Loans in an amount equal to fifty percent (50%) of the aggregate Net Proceeds of such Financing Event .

                  (d) Application of Prepayments. All prepayments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Loan Agreement or the other Loan Documents, second to accrued interest then due and payable under this Loan Agreement or the other Loan Documents and finally to reduce the principal amount of outstanding Loans.

                  (e) Reduction of Credit Amount Upon Prepayment. The Credit Amount shall be deemed immediately reduced by the principal amount of any prepayment made or required to be made by Borrower.

         2.6 Other Payment Terms.

                  (a) Place and Manner. Borrower shall make all payments due to Lender hereunder by wire transfer according to instructions provided by Lender, in lawful money of the United States and in same day or immediately available funds.

                  (b) Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

                  (c) Default Rate. From and after the occurrence of an Event of Default and during the continuance thereof, Borrower shall pay interest on the aggregate, outstanding balance of the Loans, and on interest (compounded monthly) and other amounts not paid when due hereunder or under the other Loan Documents, from the date due thereof until those amounts are paid in full at a per annum rate equal to the lesser of (i) a rate equal to five percentage points in excess of the rate otherwise applicable to the Loans at such time or (ii) the maximum rate permitted by law, such rate to change from time to time as the rate otherwise applicable to the Loans shall change. All computations of such interest shall be based on a year of 365 days for actual days elapsed.

         2.7 Loan Account. The obligation of Borrower to repay the Loans, to pay interest thereon at the rates provided herein and to pay other amounts provided for hereunder shall be evidenced by a loan account consisting of appropriate notations made from time to time and maintained on Lender's books. Such notations shall be deemed conclusive absent manifest error.

         2.8 Security; Guaranty; Further Assurances.

                  (a) Security. The Obligations shall be secured by a Security Agreement in the form of Exhibit A (the "SECURITY AGREEMENT").

                  (b) Guaranty. The Obligations shall be guarantied pursuant to the terms of a Guaranty in the form of Exhibit B (the "GUARANTY") executed by each Subsidiary required to execute the Guaranty pursuant to the terms of
Section 5.1(g).

                  (c) Further Assurances. Borrower shall deliver to Lender the Security Agreement and such other instruments, agreements, certificates, opinions and documents as Lender may reasonably request to create, perfect, evidence and maintain (i) a first priority security interest of Lender in all Collateral of Borrower and its Subsidiaries as further set forth in the Security Agreement and (ii) the rights of Lender under this Loan Agreement and the other Loan Documents. Borrower shall cooperate with Lender and perform all additional acts reasonably requested by Lender to effect the purposes of the foregoing and the rights granted to Lender hereunder.

ARTICLE 3.        REPRESENTATIONS AND WARRANTIES.

         3.1 Representations and Warranties of Borrower. Borrower represents and warrants to Lender as of the date hereof and, except with respect to Section 3.1(i), as of the date each Loan is made, that, except as set forth in the Disclosure Schedule:

                  (a) Due Incorporation, Qualification, etc. Each of Borrower and its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of its incorporation or organization; (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                  (b) Authority. The execution, delivery and performance by Borrower and each Guarantor of each Loan Document to be executed by Borrower or such Guarantor and the consummation of the transactions contemplated thereby (i) are within the corporate power and authority of Borrower or such Guarantor and
(ii) have been duly authorized by all necessary corporate actions on the part of Borrower or such Guarantor.

                  (c) Enforceability. Each Loan Document executed, or to be executed, by Borrower and each Guarantor has been, or will be, duly executed and delivered by Borrower or such Guarantor and constitutes, or will constitute, a legal, valid and binding obligation of Borrower or such Guarantor, enforceable against Borrower or such Guarantor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

                  (d) Non-Contravention. The execution and delivery by Borrower and each Guarantor of the Loan Documents to which each is a party and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate any material Legal Requirements or Charter Document applicable to Borrower or such Guarantor; (ii) violate any material provision of, or result in the material breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material agreement of Borrower or any Subsidiary; or (iii) result in the creation or imposition of any Lien upon any property, asset or revenue of Borrower or any Subsidiary (except such Liens as may be created in favor of Lender pursuant to this Loan Agreement or the other Loan Documents).

                  (e) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person (including, without limitation, the shareholders of any Person) is required to be obtained or made by Borrower or its Subsidiaries in connection with the execution and delivery of the Loan Documents executed by Borrower or its Subsidiaries and the performance and consummation of the transactions contemplated thereby.

                  (f) No Default. No Default or Event of Default has occurred and is continuing.

                  (g) Liens. Such assets and properties are subject to no Lien, except for Permitted Liens.

                  (h) Other Regulations. None of Borrower or its Subsidiaries is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any federal or state statute or regulation limiting its ability to incur Indebtedness.

                  (i) Solvency, Etc.. As of the date hereof, Borrower is Solvent.

         3.2 Representations and Warranties of Lender. Lender represents and warrants to Borrower as of the date hereof:

                  (a) Due Incorporation, Qualification, etc. Lender is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

                  (b) Authority. The execution, delivery and performance by Lender of each Loan Document to be executed by Lender and the consummation of the transactions contemplated thereby (i) are within the corporate power and authority of Lender and (ii) have been duly authorized by all necessary corporate actions on the part of Lender.

                  (c) Enforceability. Each Loan Document executed, or to be executed, by Lender has been, or will be, duly executed and delivered by Lender and constitutes, or will constitute, a legal, valid and binding obligation of Lender, enforceable against Lender in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

                  (d) Non-Contravention. The execution and delivery by Lender of the Loan Documents to which it is a party and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate any material Legal Requirements or Charter Document applicable to Lender; or (ii) result in the creation or imposition of any material Lien upon any property, asset or revenue of Lender or any of its Subsidiaries. The execution and delivery by Lender of the Loan Documents to which it is a party will not violate or result in a default under any material agreement of Lender (excluding the Foothill Facility). The performance on or after June 26, 2003, by Lender of the Loan Documents to which it is a party, will not violate or result in default under any material agreement of Lender (including the Foothill Facility).

                  (e) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person (including, without limitation, the shareholders of any Person) is required to be obtained or made by Lender in connection with the execution and delivery of the Loan Documents executed by Lender and the performance and consummation of the transactions contemplated thereby.

ARTICLE 4.        CONDITIONS TO EFFECTIVENESS AND EACH LOAN.

         4.1 Conditions to Lender's Obligations to Make the Initial Loan. The effectiveness of this Loan Agreement and Lender's obligation to make the initial Loan is subject to the satisfaction or waiver of the following conditions (each of the following conditions to be satisfied as of the date of this Loan Agreement, unless otherwise specified below):

                  (a) Borrower shall have executed and delivered to Lender the Security Agreement, which execution and delivery shall take place contemporaneously with the execution and delivery of this Loan Agreement.

                  (b) Copies, certified by the Secretary or Assistant Secretary of Borrower, as of the date of this Loan Agreement, of Borrower's charter documents and bylaws and of all documents evidencing action taken by Borrower authorizing the execution, delivery and performance of the Loan Documents and setting forth the incumbency of the officers authorized to execute the Loan Documents, in form and substance satisfactory to Lender and its counsel;

                  (c) Good standing certificates for Borrower from (i) Borrower's state of incorporation, (ii) the states in which Borrower's principal place of business is located, and (iii) the states in which Borrower operates or has employees, together with certificates of the applicable governmental authorities that Borrower is in compliance with the franchise tax laws of each such state, each dated as of a recent date;

                  (d) Within 10 days of the date of this Loan Agreement, evidence of the insurance coverage required by Section 5.1(c) of this Loan Agreement;

                  (e) Borrower shall have provided to Lender such documents, instruments and agreements as Lender shall have reasonably requested to evidence the perfection and priority of the security interests granted to Lender to the extent contemplated by the Security Agreement, including, without limitation,
(i) form UCC-1 Financing Statements (ii) Grants of Security Interest in Patents, Trademarks and Copyrights, as applicable, to be filed in the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable and (iii) within ten (10) days of the date of this Loan Agreement, account control agreements for each deposit and investment account of Borrower located in the United States ("ACCOUNTS"), duly executed by all applicable parties, provided, that if Borrower is unable to deliver duly executed account control agreements with respect to each of Borrower's Accounts within such ten
(10) day period, then Borrower covenants that it shall close any Accounts that are not subject to account control agreements that have been entered into in such ten (10) day period prior to the extension of the initial Loan;

                  (f) Within 10 days of the date of this Loan Agreement, Borrower shall have delivered to Lender (i) stock certificates, endorsed in blank, or shall have taken such other actions as are necessary to perfect the security interest of Lender in the Equity Securities of each Person in which such Borrower owns Equity Securities, in each case, to the extent required pursuant to the terms of the Security Agreement and (ii) an updated Schedule 1-C to this Security Agreement. Notwithstanding anything contained in this Loan Agreement or the Security Agreement, so long as no Event of Default exists, Borrower shall not be required to deliver stock certificates to Lender in any of the Excluded Foreign Subsidiaries; and

                  (g) Evidence that all security interests granted by Borrower in favor of Comdisco, Inc. have been terminated, including any filings with the U.S. Patent and Trademark Office.

         4.2 Conditions to Lender's Obligation to Make Each Loan. Lender's obligation to make each Loan (including the initial Loan) is subject to the satisfaction of the following conditions:

                  (a) Lender shall have received a Notice of Borrowing;

                  (b) The representations and warranties set forth in Article 3 shall be true and correct in all material respects as if made on such date, except for those representations and warranties which address matters only as of a particular date (which representations and warranties shall remain true and correct as of such date);

                  (c) No Default or Event of Default shall have occurred and be continuing or will result from the making of the Loan;

                  (d) Each of the Loan Documents shall be in full force and effect and all actions necessary to perfect and maintain Lender's security interest granted pursuant to the terms of the Security Agreement shall have been taken to Lender's reasonable satisfaction; and no Subsidiary subject to the requirements of Section 5.1(g) shall have been formed unless the required actions under Section 5.1(g) have been accomplished (without regard to the thirty (30) day periods set forth in Section 5.1(g));

                  (e) Any Domestic Subsidiary required to become a party to the Guaranty and the Security Agreement pursuant to Section 5.1(g), shall have delivered copies, certified by the Secretary or Assistant Secretary of such Domestic Subsidiary of such Domestic Subsidiary's charter documents and bylaws and of all documents evidencing action taken by such Domestic Subsidiary authorizing the execution, delivery and performance of the Loan Documents to which it is a party and setting forth the incumbency of the officers authorized to execute the Loan Documents to which it is a party, in form and substance satisfactory to Lender and its counsel;

                  (f) The Borrowing Condition shall have been satisfied;

                  (g) The Maturity Date shall not have occurred; and

                  (h) There has not been a Parent Triggering Event (as defined in the Merger Agreement).

The submission by Borrower to Lender of the Notice of Borrowing with respect to the Loan shall be deemed to be a representation and warranty by Borrower as of the date thereof as to the above.

         4.3 Covenant to Deliver. Borrower agrees (not as a condition but as a covenant) to deliver to Lender each item required to be delivered to Lender as a condition to closing under this Article 4. Borrower expressly agrees that the occurrence of the Closing Date prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower's obligation to deliver such item.

ARTICLE 5.        COVENANTS OF BORROWER.

         5.1 Affirmative Covenants. From the termination of the Merger Agreement until the termination of the commitment to make Loans under this Loan Agreement and the satisfaction in full by Borrower of all Obligations, Borrower shall comply, and shall cause compliance, with the following affirmative covenants unless Lender shall otherwise consent in writing:

                  (a) Financial Statements, Reports, etc. Borrower shall furnish to Lender the following, each in such form and such detail as Lender shall reasonably request:

                           (i) Within thirty (30) days after the end of each fiscal month of Borrower, Financial Statements of Borrower as of the last day of such fiscal month, certified on behalf of Borrower by the chief financial officer of Borrower to fairly present in all material respects the financial condition, results of operations and other information presented therein and to have been prepared in accordance with GAAP consistently applied, subject to normal year end adjustments and except that no footnotes need be included with such Financial Statements;

                           (ii) Within forty-five (45) days after the last day of each fiscal quarter of Borrower, a copy of the Financial Statements of Borrower for such quarter and for the fiscal year to date, certified on behalf of Borrower by the chief financial officer or controller of Borrower to present fairly in all material respects the financial condition, results of operations and other information presented therein and to have been prepared in accordance with GAAP consistently applied, subject to normal year end adjustments and except that no footnotes need be included with such Financial Statements;

                           (iii) Within ninety (90) days after the close of each fiscal year of Borrower, (A) copies of the audited Financial Statements of Borrower (including, without limitation, consolidated and consolidating Financial Statements for Borrower and its Subsidiaries) for such year, audited by Borrower's current independent certified public accountants or another nationally recognized firm of public accountants that is reasonably acceptable to Lender, and (B) copies of the unqualified opinions and management letters delivered by such accountants in connection with such Financial Statements;

                           (iv) Contemporaneously with the quarterly and year-end financial statements required by the foregoing clauses (ii) and (iii), a certificate of the president or chief financial officer of Borrower stating that no Event of Default and no Default has occurred, or, if any such Event of Default or Default has occurred, a statement as to the nature thereof and what action Borrower proposes to take with respect thereto;

                           (v) Promptly after Borrower has Knowledge of the occurrence or existence of: (A) any Reportable Event under any Employee Benefit Plan or Multiemployer Plan that reasonably could be expected to have a Material Adverse Effect; (B) any actual or threatened litigation, suits, claims or disputes against Borrower or its Subsidiaries involving potential monetary damages payable by Borrower or its Subsidiaries of One Hundred Thousand Dollars ($100,000) or more (alone or in the aggregate); (C) any other event or condition which could reasonably be expected to have a Material Adverse Effect; or (D) any Event of Default or Default; Borrower will furnish to Lender the statement of the president or chief financial officer of Borrower setting forth details of such event, condition, Event of Default or Default and the action which Borrower proposes to take with respect thereto;

                           (vi)     Such other instruments, agreements,
         certificates, statements, documents and information relating to the operations or condition (financial or otherwise) of Borrower or its Subsidiaries, and compliance by Borrower with the terms of this Loan Agreement and the other Loan Documents as Lender may from time to time reasonably request.

                  (b) Books and Records. Borrower and its Subsidiaries shall at all times keep proper books of record and account in which full, true and correct entries will be made of their transactions in accordance with GAAP.

                  (c) Insurance. Borrower and its Subsidiaries shall (i) carry and maintain insurance at its expense of the types and in the amounts currently carried during the term of this Loan Agreement and (ii) deliver to Lender from time to time, as Lender may request, schedules or insurance certificates setting forth all insurance then in effect. Borrower and its Subsidiaries shall deliver copies of all such policies to Lender with a satisfactory lender's loss payable endorsement naming Lender as loss payee and additional insured, as appropriate. Borrower shall use reasonable commercial efforts to cause each policy of insurance or endorsement to contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever.

                  (d) Taxes and Other Indebtedness. Borrower and its Subsidiaries shall promptly pay and discharge when due (i) all Taxes prior to the date upon which penalties accrue thereon except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (ii) all Indebtedness which, if unpaid, could become a Lien (other than a Permitted Lien) upon the property of Borrower or its Subsidiaries and (iii) all other Indebtedness which, if unpaid, could reasonably be expected to have a Material Adverse Effect, except such Indebtedness as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made, provided that in each such case appropriate reserves are maintained to the reasonable satisfaction of Lender.

                  (e) Use of Proceeds. Borrower shall use the proceeds of the Loans only for the respective purposes set forth in Section 2.4.

                  (f) General Business Operations. Each of Borrower and its Subsidiaries shall (i) preserve and maintain its corporate existence and all of its material rights, privileges and franchises reasonably necessary to the conduct of its business, (ii) conduct its business activities in compliance with all Legal Requirements and Contractual Obligations applicable to such Person, the violation of which could reasonably be expected to have a Material Adverse Effect, (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (iv) maintain its chief executive office and principal place of at the address specified in Section 7.1 unless it shall have given Lender thirty (30) days' prior written notice of its intent to change the location thereof.

                  (g) Collateral and Guaranty Requirement. Except for the Excluded Subsidiary, within thirty (30) days of the formation of each Subsidiary formed under the laws of a state or territory of the United States or the District of Columbia (a "DOMESTIC SUBSIDIARY"), Borrower shall have caused such Domestic Subsidiary to become a party to the Guaranty and the Security Agreement and Borrower and such Domestic Subsidiary shall have taken all actions required under the Security Agreement to perfect Lender's security interest. Within thirty (30) days of the formation of each Subsidiary that is not a Domestic Subsidiary (a "FOREIGN SUBSIDIARY"), but the Equity Interests of which are owned by Borrower and/or a Domestic Subsidiary, Borrower shall have caused 65% of the Equity Interests of such Foreign Subsidiary (or, if Borrower or such Domestic Subsidiary owns less than 100% of the Equity Securities of such Foreign Subsidiary, then the maximum percentage of such Equity Securities owned by Borrower or such Domestic Subsidiary that can be pledged to Lender without causing adverse tax consequences to Borrower or such Domestic Subsidiary) to be pledged under the Security Agreement or other security documents required by Lender. No Loan shall be made after the formation of any Subsidiary specified under this Section 5.1(g) if all of the steps required to be taken under this
Section 5.1(g) (without regard to the thirty (30) day periods specified in this Section 5.1(g)) have not been accomplished.

                  (h) Excluded Subsidiary. Neither Borrower nor any of its Subsidiaries (i) shall make any Investment to, or in the Excluded Subsidiary or any Excluded Foreign Subsidiary or (ii) shall Transfer any assets or property to, the Excluded Subsidiary or any Excluded Foreign Subsidiary, except that Borrower or its Subsidiaries, may make Investments in an Excluded Foreign Subsidiary, provided that such Investments are limited in an amount not to exceed the reasonable costs and expenses necessary to liquidate or dissolve such Excluded Foreign Subsidiary and the proceeds of such Investments are used solely to liquidate or dissolve such Excluded Foreign Subsidiary (for the avoidance of doubt, any letters of credit existing as of the date hereof for the benefit of M-F Downtown Sunnyvale, LLC and issued at the request of Borrower, shall not be deemed an Investment or a Transfer by Borrower in, or to the Excluded Subsidiary).

         5.2 Negative Covenants. Until the termination of the Merger Agreement, the covenants of Borrower set forth in Article IV of the Merger Agreement shall be deemed to be a part of this Section 5.2 of this Loan Agreement as if set forth herein. From the termination of the Merger Agreement, until the termination of the commitment to make Loans under this Loan Agreement and the satisfaction in full by Borrower of all Obligations, Borrower shall comply, and shall cause compliance, with the following negative covenants:

                  (a) Indebtedness. Neither Borrower nor any of its Subsidiaries shall create, incur, assume or permit to exist any Indebtedness except for Permitted Indebtedness.

                  (b) Liens. Neither Borrower nor any of its Subsidiaries shall create, incur, assume or permit to exist any Lien on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, except for Permitted Liens.

                  (c) Asset Dispositions. Neither Borrower nor any of its Subsidiaries shall sell, lease, transfer, license or otherwise dispose of (collectively, a "TRANSFER") any of its assets or property, whether now owned or hereafter acquired, except Transfers in the ordinary course of its business consisting of (i) sales of worn-out or obsolete equipment and other sales of tangible assets not material to the business of Borrower; (ii) sales of inventory; (iii) the non-exclusive licensing of intellectual property; and (iv) other Transfers

(whether or not such Transfers are in the ordinary course of business) so long as the Transfer is for (A) fair market value, (B) for cash and (C) the Net Proceeds thereof are applied in accordance with Section 2.5(c)(i).

                  (d) Mergers, Acquisitions, Etc. Except pursuant to the Merger Agreement, neither Borrower nor any of its Subsidiaries shall consolidate with or merge into any other Person or permit any other Person to merge into it, or acquire all or substantially all of the assets or capital stock of any other Person; provided that any wholly-owned Subsidiary of Borrower may merge into Borrower or any other wholly-owned Subsidiary of Borrower.

                  (e) Investments. Neither Borrower nor any of its Subsidiaries shall make any Investment except for Permitted Investments.

                  (f) Dividends, Redemptions, Etc. Neither Borrower nor any of its Subsidiaries shall (i) pay any dividends or make any distributions on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities; (iii) return any capital to any holder of its Equity Securities as such; (iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; (v) set apart any sum for any such purpose; or (vi) pay any bonus or bonuses to officers, directors, employees or consultants of Borrower or a Subsidiary in an aggregate amount greater than Two Hundred Fifty Thousand Dollars ($250,000) in any twelve (12) month period; provided, however, that Borrower may pay dividends payable solely in Common Stock and Borrower may make payments of cash in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in lieu of fractional shares in connection with any reverse stock splits and Borrower may repurchase Equity Securities in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) from terminated employees and/or other service providers if such repurchases are pursuant to employment, stock purchase or similar agreements.

                  (g) Capital Expenditures. Borrower and its Subsidiaries shall not pay or incur Capital Expenditures which exceed One Million Dollars ($1,000,000) in any ninety (90) day period, provided further, that, in no event shall the aggregate amount of all Capital Expenditures paid or incurred exceed One Million Five Hundred Thousand Dollars ($1,500,000) from the date of this Agreement until all commitments to advance Loans have been terminated and all Obligations have been indefeasibly paid in full.

                  (h) Change in Business. Neither Borrower nor any of its Subsidiaries shall engage, either directly or indirectly through Affiliates, in any business substantially different from its present business.

                  (i) Indebtedness Payments. Neither Borrower nor any of its Subsidiaries shall (i) prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness (other than the Obligations) or lease obligations, provided, however, that an early payment pursuant to financing arrangements as the result of a casualty occurrence regarding the assets financed shall be deemed to be a scheduled payment, (ii) amend, modify or otherwise change the terms of any Indebtedness for borrowed money (other than the Obligations) or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders (other than the Obligations).

                  (j) Transactions With Affiliates. Neither Borrower nor any of its Subsidiaries shall enter into any Contractual Obligation with any Affiliate or engage in any other transaction with any Affiliate except (i) upon terms at least as favorable to Borrower or such Subsidiary as an arms-length transaction with unaffiliated Persons; (ii) transactions between or among Borrower and any Domestic Subsidiary and between or among Domestic Subsidiaries, transactions between or among Borrower or any Domestic Subsidiary and any Foreign Subsidiary to the extent the same is permitted under Section 5.2(e), and transactions between or among Subsidiaries that are not Domestic Subsidiaries; and (iii) to pay customary fees and reimburse out-of-pocket expenses and satisfy existing indemnification and similar obligations to directors and officers in the ordinary course of business.

ARTICLE 6.        EVENTS OF DEFAULT.

         6.1 Events of Default. The occurrence of any of the following shall constitute an "Event of Default" under this Loan Agreement:

                  (a) Failure to Pay. Borrower shall fail to pay (i) when due any principal or interest payment on the due date hereunder or (ii) any other payment required under the terms of this Loan Agreement or any other Loan Document on the date due and such payment shall not have been made within five
(5) Business Days of Borrower's receipt of Lender's written notice to Borrower of such failure to pay; or

                  (b) Breaches Prior to Termination of the Merger Agreement. Prior to the termination of the Merger Agreement, Borrower or any of its Subsidiaries shall fail to observe or perform in any material respect any covenant, obligation, or agreement set forth in the Merger Agreement or the Loan Documents; provided, that, other than in the case of a willful breach, if such breach is curable, then such Event of Default shall not occur until twenty (20) days following notice of such breach from Lender to Borrower (it being understood that if such breach is cured within such twenty (20) day period, no Event of Default shall be deemed to have occurred); or

                  (c) Breaches After Termination of the Merger Agreement. Following the termination of the Merger Agreement, Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, obligation, or agreement in this Loan Agreement or the other Loan Documents, provided, that other than in the case of a willful breach, if such breach is curable, then such Event of Default shall not occur until twenty (20) days following notice of such breach from Lender to Borrower (it being understood that if such breach is cured within such twenty (20) day period, no Event of Default shall be deemed to have occurred); or

                  (d) Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made, deemed made or furnished by or on behalf of Borrower to Lender in writing in connection with this Loan Agreement or any of the other Loan Documents, shall be false or incorrect in any material respect when made or furnished; or

                  (e) Other Payment Obligations. Borrower or any of its Subsidiaries shall (A)(i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of Indebtedness to be paid by such Person (excluding this Loan Agreement and the other Loan Documents but including any other evidence of Indebtedness of Borrower or any of its Subsidiaries to Lender) and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of Indebtedness, and (B) the effect of such failure or default is to cause, or permit the holder or holders thereof to cause Indebtedness in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more to become due prior to its stated date of maturity; or

                  (f) Voluntary Bankruptcy or Insolvency Proceedings. Borrower or any of its Subsidiaries (other than Foreign Subsidiaries) shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature (other than in connection with (A) any negotiation or restructuring of any contractual arrangements (other than the Loan Documents) of Borrower or its Subsidiaries, or (B) any "going concern" qualification from Borrower's auditors which will not in and of itself be deemed an inability, or admission in writing, or constitute an inability, to pay its debts generally as they mature), (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or
(vi) take any action for the purpose of effecting any of the foregoing; or

                  (g) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or any of its Subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or any of its Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

                  (h) Judgments. A final judgment or order for the payment of money in excess of Five Hundred Thousand Dollars ($500,000) (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of Borrower) shall be rendered against Borrower or any of its Subsidiaries and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Borrower or any of its Subsidiaries and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or

                  (i) Loan Documents. Any Loan Document or any material term thereof shall cease to be, or be asserted by Borrower not to be (other than by reason of a material breach by Lender), a legal, valid and binding obligation of Borrower enforceable in accordance with its terms or if the Liens of Lender in any of the assets of Borrower or its Subsidiaries shall cease to be or shall not be valid, first priority perfected Liens (other than in connection with Transfers permitted pursuant to Section 5.2(c)), subject only to Permitted Liens, or Borrower or any Subsidiary shall assert that such Liens are not valid, first priority and perfected Liens, subject only to Permitted Liens; or

                  (j) ERISA. Any Reportable Event occurs which constitutes grounds for the termination of any Employee Benefit Plan by the PBGC or for the appointment of a trustee to administer any Employee Benefit Plan, or any Employee Benefit Plan shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed to administer any Employee Benefit Plan.

         6.2 Rights of Lender upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Sections 6.1(f) and 6.1(g)) and at any time thereafter during the continuance of such Event of Default, Lender may, by written notice to Borrower, declare all outstanding Obligations payable by Borrower hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 6.1(f) and 6.1(g), immediately and without notice, all outstanding Obligations payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Lender may exercise any other right, power or remedy granted to it by the Merger Documents, including the Loan Documents, or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

ARTICLE 7.        MISCELLANEOUS.

         7.1 Notices. All notices and other communications hereunder and under the other Loan Documents shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or
(iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  (a) if to Lender, to:

                           Palm, Inc.
                           400 N. McCarthy Boulevard
                           M/S 4101
                           Milpitas, California 95035-5112
                           Attention: General Counsel,
                                      Chief Financial Officer
                           Telephone No.: (408) 503-7000
                           Telecopy No.:  (408) 503-2750

                           with copies to:

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           650 Page Mill Road
                           Palo Alto, California 94304
                           Attention: Larry W. Sonsini
                                      Katharine A. Martin
                                      Martin W. Korman
                           Telephone No.: (650) 493-9300
                           Telecopy No.:  (650) 493-6811

                  (b) if to the Borrower, to:

                           Handspring, Inc.
                           189 Bernardo Avenue
                           Mountain View, California 94043
                           Attention: General Counsel

                                      Chief Financial Officer
                           Telephone No.: (650) 230-5000
                           Telecopy No.:  (650) 230 5477

                           with a copies to:

                           Fenwick & West LLP
                           Silicon Valley Center
                           801 California Street
                           Mountain View, California 94041
                           Attention: Dennis DeBroeck
                                      Blake Stafford
                                      Douglas Cogen
                           Telephone No.: (650) 988-8500
                           Telecopy No.:  (650) 938-5200

                  7.2 Expenses. Borrower shall pay on demand all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by Lender with respect to any amendments or waivers hereof requested by Borrower or in the enforcement or attempted enforcement of any of the Obligations or in preserving any of Lender's rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any "workout" or restructuring affecting the Loan Documents or the Obligations or any bankruptcy or similar proceeding involving Borrower or any of its Subsidiaries).

                  7.3 Indemnification. Borrower shall indemnify, defend, and hold harmless Lender and each of Lender's Subsidiaries, Affiliates, directors, officers, employees and agents (collectively, the "Indemnified Persons"), and reimburse the Indemnified Persons for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees, disbursements and expenses, arising out of or in connection with (i) any willful, material breach by Borrower of any of the representations and warranties contained in this Loan Agreement or the other Loan Documents,
(ii) any material failure by Borrower to perform any covenant, undertaking or obligation hereunder, or (iii) any matter arising out of any use by Borrower of any proceeds of the Loans, except to the extent such liability arises from the gross negligence or willful misconduct of the Indemnified Person seeking indemnity hereunder.

                  7.4 Waivers; Amendments. Any term, covenant, agreement or condition of this Agreement or any other Loan Document may be amended or waived if such amendment or waiver is in writing and is signed by Borrower and Lender. No failure or delay by Lender in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right. A waiver or consent given hereunder shall be effective only if in writing and in the specific instance and for the specific purpose for which given.

                  7.5 Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of Borrower, Lender, and their respective successors and permitted assigns, except that Borrower may not assign or transfer any of its rights or obligations under any Loan Document without the prior written consent of Lender. All references in this Agreement to any Person shall be deemed to include all successors and assigns of such Person.

                  7.6 Set-off. In addition to any rights and remedies of Lender provided by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set-off and apply against any Obligations, whether matured or unmatured, of Borrower to Lender (including, without limitation, the Obligations), any amount owing from Lender to Borrower. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

                  7.7 No Third Party Rights. Nothing expressed in or to be implied from this Agreement or any other Loan Document is intended to give, or shall be construed to give, any Person, other than the parties hereto and thereto and their permitted successors and assigns, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or any other Loan Document.

                  7.8 Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

                  7.9 Jury Trial. EACH OF BORROWER AND LENDER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING TO ANY LOAN DOCUMENT IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT.

                  7.10 Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.

         IN WITNESS WHEREOF, the parties have executed this Loan Agreement as of the date first set forth above.

PALM, INC.,                                    HANDSPRING, INC.,
a Delaware corporation                         a Delaware corporation

By: /s/ R. Todd Bradley                        By: /s/ Donna L. Dubinsky
    ----------------------------------         ---------------------------------

Name: R. Todd Bradley                          Name: Donna L. Dubinsky

Title: President and CEO, Palm, Inc.           Title: CEO, Handspring, Inc.

                       [SIGNATURE PAGE TO LOAN AGREEMENT]